As filed with the Securities and Exchange Commission on August 28, 1998
                                                      Registration No.  333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                  --------------------------------------------


                               CINTAS CORPORATION
             (Exact name of registrant as specified in its charter)
                  --------------------------------------------

         WASHINGTON                                               31-1188630
(State or other jurisdiction of   6800 Cintas Boulevard         (IRS Employer
 incorporation or organization)   Cincinnati, Ohio 45262  Identification Number)
                                         (513) 459-1200
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                  --------------------------------------------


                               Mark A. Weiss, Esq.
                       Keating, Muething & Klekamp, P.L.L.
                           18th Floor, Provident Tower
                             One East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 579-6411
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of the proposed sale to the public: From time to time after the effective date of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. x

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
--------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------



   Title of      Amount     Proposed Maximum   Proposed Maximum     Amount of
 Shares to Be    to Be       Aggregate Price  Aggregate Offering  Registration
  Registered   Registered      Per Unit*             Price*             Fee

 Common Stock    14,275          $47-5/8           $679,847           $201
============== ===========  ================= =================== ==============

*Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

                               CINTAS CORPORATION

                          14,275 shares of Common Stock
                  --------------------------------------------


     This Prospectus relates to 14,275 shares of Common Stock, without par value, of Cintas Corporation, a Washington corporation ("Cintas" or the "Company"). These shares are being offered for sale by certain shareholders of the Company (the "Selling Shareholders"). See "Selling Shareholders."

     The Common Stock may be offered to the public from time to time by the Selling Shareholders. See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Shareholders but will pay certain of the expenses of this offering. The Selling Shareholders will bear certain costs of this offering, including the commissions and discounts of any underwriters, dealers and agents and the legal expenses of the Selling Shareholders. The Common Stock may be sold directly or through underwriters, dealers or agents in market transactions or privately-negotiated transactions. See "Plan of Distribution." The Cintas Common Stock is traded in the Nasdaq National Market under the symbol "CTAS." On August 26, 1998, the closing sales price of the Cintas Common Stock was $49.

                  --------------------------------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  --------------------------------------------


                 The date of this Prospectus is _________, 1998.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") under file No. 0- 11399. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above. In addition, material filed by the Company can be obtained and inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K. Street, N.W., Washington, D.C. 20549, on which the Company's Common Stock is quoted. The Company files its reports, proxy statements and other information with the Commission electronically, and the Commission maintains a Web site located at http://www.sec.gov containing such reports, proxy statements and other information.

        This Prospectus constitutes a part of a Registration Statement on Form S-3 (No. 333-_____) filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the shares offered hereby. Any statements contained herein concerning the provisions of any documents are complete in all material respects, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

        THIS MATERIAL CONTAINS "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. IN ADDITION, WHEN WORDS SUCH AS "ANTICIPATE," "BELIEVE," "COULD," "ESTIMATE," "INTENDS," "EXPECT," "PLAN," "WOULD," AND SIMILAR EXPRESSIONS ARE USED, THEY ARE INTENDED TO IDENTIFY THE STATEMENTS AS FORWARD LOOKING. CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT HISTORICAL FACTS OR THAT CONCERN EXPECTED FINANCIAL PERFORMANCE, ONGOING BUSINESS STRATEGIES AND POSSIBLE FUTURE ACTION WHICH THE COMPANY INTENDS TO PURSUE, CONSTITUTE SUCH FORWARD LOOKING STATEMENTS AND ARE INTENDED TO BE COVERED BY THE SAFE HARBORS CREATED BY SUCH ACTS. RELIANCE SHOULD NOT BE PLACED ON FORWARD LOOKING STATEMENTS BECAUSE THEY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED. ANY FORWARD-LOOKING STATEMENT SPEAKS ONLY AS OF THE DATE MADE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES ARISING AFTER THE DATE ON WHICH THEY ARE MADE. ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS CAN DIFFER MATERIALLY FROM RESULTS SUGGESTED BY THESE FORWARD LOOKING STATEMENTS BECAUSE OF A VARIETY OF FACTORS INCLUDING, WITHOUT LIMITATION, THOSE OFFERED IN THIS PROSPECTUS.

                      INFORMATION INCORPORATED BY REFERENCE

        The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

     (1)  Annual Report on Form 10-K for the fiscal year ended May 31, 1998.

     (2)  Form 8-K filed on June 1, 1998.

     (3) Registration Statement on Form 8-A, SEC File No. 0-11399, registering the Company's Common Stock under Section 12 of the Exchange Act, which describes the class of securities being registered hereunder.


        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby, shall be deemed to be incorporated by reference into this Prospectus and to be part hereof.

        Statements contained in the documents incorporated by reference shall be deemed to be modified and superseded to the extent that statements contained herein modify or supersede such statements.

        THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO THE INFORMATION THAT IS INCORPORATED BY REFERENCE UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE PROSPECTUS INCORPORATES) ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM DAVID T. JEANMOUGIN, SENIOR VICE PRESIDENT AND SECRETARY OF THE COMPANY, 6800 CINTAS BOULEVARD, CINCINNATI, OHIO 45262, PHONE (513) 459-1200.

                                   THE COMPANY

     Cintas is a leader in the uniform rental and sales business and has particular expertise in designing, planning and implementing corporate identity uniform programs. The Company concentrates on uniform rental services and custom uniform sales. Revenues received from uniform rental services and non-uniform rental items, including dust mops, entrance mats and wiping cloths, accounted for approximately 73% of Cintas' revenues for fiscal 1998. The balance of the Company's revenues are derived from custom uniform sales, the sale of first aid and safety products, consumable cleanroom supplies and sales of related items. The Company provides uniform and related rental products and services through a network of 157 rental locations and six cleanroom facilities and sells uniforms to national customers through distribution centers located in Cincinnati, Ohio, Reno, Nevada, Montgomery, Alabama and Chicago, Illinois. At its seven garment manufacturing facilities the Company manufactures a substantial portion of the uniform trousers and uniform shirts supplied to its customers. First aid and safety products are sold to industrial users either directly from Cintas or through independent distributors.

        During the past five years, Cintas has made several acquisitions which significantly affected the Company's revenues and net income. These acquisitions were completed using cash, seller- financing, Cintas Common Stock or a combination of these methods. The Company intends to continue to expand, through both internal growth, including the establishment of operations in new geographic areas, and by continuing its acquisition program of both uniform rental and sales companies and companies that engage in the sale and distribution of first aid and safety products.

        Cintas was incorporated under the laws of the State of Washington in 1986 and is the successor to a business begun in 1929. Its executive offices are located at 6800 Cintas Boulevard, Cincinnati, Ohio 45262; telephone number (513) 459-1200.

                              SELLING SHAREHOLDERS

        The 14,275 shares offered pursuant to this Prospectus, all of which are being offered for sale hereby, are offered by the Selling Shareholders. On July 31, 1998, Cintas consummated the acquisition of Scifers Enterprises, Inc. The Selling Shareholders received the 14,275 shares of Cintas Common Stock described in this Prospectus in exchange for their shares in Scifers Enterprises, Inc.

        The Selling Shareholders are offering shares of Cintas Common Stock as set forth below. No Selling Shareholder owns shares of Cintas Common Stock other than those offered under this Prospectus. If all Selling Shareholders sell all shares offered under this Prospectus, they will not own any shares of Cintas Common Stock.


Mark Scifers...........................................         7,109
Vicki Scifers..........................................         7,166
                                                             --------
  Total................................................        14,275

        Shares acquired by gift from the shares owned by the Selling Shareholders may also be sold pursuant to the Prospectus by any such donee. This Prospectus may also be used by transferees, assignees, distributees and pledgees of any of the Selling Shareholders.

                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the shares being sold in this offering.

                              PLAN OF DISTRIBUTION

        The Company has been advised by the Selling Shareholders that they may sell or transfer all or a portion of the shares offered hereby from time to time to third parties (including purchasers) directly or by or through brokers, dealers, agents or underwriters, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or from purchasers of the shares for whom they may act as agent. Such sales and transfers of the shares may be effected from time to time in one or more transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. Any or all of the shares may be sold or transferred from time to time by means of (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) through the writing of options on the shares; (e) pledges as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder; (f) gifts, donations and contributions; and (g) any other legally available means. The aggregate net proceeds to the Selling Shareholders from the sale of the shares will be the purchase price of such shares less any commissions.

        In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        The Selling Shareholders and any brokers, dealers, agents or underwriters that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        No underwriter, broker, dealer or agent has been engaged by the Company in connection with the distribution of the shares.

        Any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that the Selling Shareholders will sell any of the shares. The Selling Shareholders may transfer, devise or gift shares by other means not described herein.

        The Company will pay all of the expenses incident to the registration of the shares, other than underwriting discounts and selling commissions, if any.

        The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

        The legality of the Common Stock offered hereby will be passed upon for Cintas by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio, of which Donald
P. Klekamp, a Director of the Company, is a partner. Members of that firm beneficially own 307,934 shares of Cintas Common Stock.

                                     EXPERTS

        The consolidated financial statements of Cintas Corporation incorporated by reference in Cintas Corporation's Annual Report on Form 10-K for the year ended May 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

                                  MISCELLANEOUS

        No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such informa tion or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Cintas since the date hereof or that the information herein is correct as of any time subsequent to its date.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

        Registration Fee .......................                       $  201.00
        Printing costs..........................                          500.00
        Legal fees and expenses.................                        3,000.00
        Accounting fees and expenses............                        1,500.00
        Blue sky fees and expenses..............                          100.00
        Miscellaneous...........................                          100.00
                                                                       ---------
        Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$5,401.00

        All of the above expenses other than the Registration fee are estimates. All of the above expenses will be borne by Cintas.

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Washington Business Corporation Act, Section 23A.08.025, allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgments and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in proceedings in which the person shall have been adjudged to be liable to the Corporation. Indemnifications are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the Shareholders.

        Article V of the Registrant's By-Laws provides that indemnification shall be extended to any of the persons described above to the full extent permitted by the Washington Business Corporation Act.

ITEM 16.       EXHIBITS.



       Exhibit No.                                    Description
------------------------------------ -------------------------------------------
            5                                       Opinion re: Legality
          23.1                                      Consent of Independent
                                                    Auditors
          23.2                                      Consent of Counsel
                                                    (contained in Exhibit 5)
           24                                       Power of Attorney (contained
                                                    on the signature page)


ITEM 17.       UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securi ties offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on August 28, 1998.

                                      CINTAS CORPORATION


                                      BY:/s/ Robert J. Kohlhepp
                                         -------------------------------
                                         Robert J. Kohlhepp, Chief Executive
                                         Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. The persons whose names appear with an asterisk (*) below hereby designate Robert J. Kohlhepp or William C. Gale, or either of them, as attorney-in-fact to sign all amendments including any post-effective amendments to this Registration Statement as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.


             Signature                      Title                     Date


/s/ Richard T. Farmer            Chairman of the Board of        August 28, 1998
------------------------------   Directors
 *Richard T. Farmer


/s/ Robert J. Kohlhepp           Chief Executive Officer         August 28, 1998
------------------------------   and Director (Principal
  *Robert J. Kohlhepp            Executive Officer)


/s/ Scott D. Farmer              President, Chief                August 28, 1998
------------------------------   Operating Officer and
*Scott D. Farmer                 Director


/s/ Roger L. Howe                Director                        August 28, 1998
-------------------------------
 *Roger L. Howe


-------------------------------  Director                        August 28, 1998
 *John S. Lillard

------------------------------   Director                        August 28, 1998
 *James J. Gardner


------------------------------   Director                        August 28, 1998
*Donald P. Klekamp


/s/ Gerald C. Dirvin             Director                        August 28, 1998
------------------------------
 *Gerald V. Dirvin


/s/ William C. Gale              Vice President of Finance       August 28, 1998
------------------------------   (Principal Financial
 *William C. Gale                Officer and Principal
                                 Accounting Officer)